EXHIBIT 11

                               VIVRA INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)


                                                     Three Months Ended
                                                       February 28/29,
                                                      1997        1996
                                                   ---------------------
Primary:
   Average shares outstanding                        40,447     39,132
   Stock options granted to employees, based
     on the treasury-stock method using
     average market price                               500*       655*
                                                   ----------- ---------
   Total                                             40,947     39,787
                                                   =========== =========

Net Earnings                                        $13,685    $11,287
                                                   =========== =========

Net Earnings per Share                              $  0.34    $  0.29
                                                   =========== =========

Fully diluted:
   Average shares outstanding                        40,447     39,132
     Assumed conversion of 5% convertible
     subordinated notes due 2001                      4,262          0
                                                   ----------- ---------
   Total                                             44,709     39,132
                                                   =========== =========

   Average shares outstanding                        44,709     39,132
     Stock options granted to employees, based on
     the treasury-stock method using quarter end
     market price, if higher than average
     market price                                       510*       747*
                                                   ----------- ---------
   Total                                             45,219     39,879
                                                   =========== =========

Net Earnings                                        $13,685    $11,287
Add 5% convertible subordinated notes due 2001
     interest, net of income taxes                    1,369**        0
                                                   ----------- ---------
   Total                                            $15,054    $11,287
                                                   =========== =========

Net Earnings per Share                              $  0.34    $  0.29
                                                   =========== =========


* As the dilutive Common Stock equivalents are less than 3% of the weighted average outstanding shares, they have not been included in the computation of earnings per share.

** Fully diluted EPS calculation determined as net earnings plus the tax effected interest expense related to the Company's 5% Convertible Subordinated Notes divided by the fully diluted weighted shares outstanding.

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